Exhibit 14(a)

LUBY'S, INC.

POLICY GUIDE ON STANDARDS OF CONDUCT AND ETHICS
Dated August 21, 2003

Luby's, Inc. ("Luby's" or the "Company") prides itself on the quality of its employees, officers and directors. Recognizing the demands and questions which may confront employees, officers and directors, Luby's Board of Directors has adopted this Policy Guide on Standards of Conduct and Ethics (Policy Guide). Among other things, this Policy Guide prohibits employees, officers and directors from engaging in any activity, practice, or conduct which conflicts with the interests of Luby's, its customers, or its suppliers or which may constitute a violation of applicable laws or the highest ethical standards of doing business. This Policy Guide applies to all employees and officers of Luby's and its subsidiaries and affiliates. In addition, this Policy Guide applies to all members of the Board of Directors of Luby's and its subsidiaries and affiliates in regard to their activities and duties as directors of Luby's and its subsidiaries and affiliates.

It is impossible to describe all of the situations that may give rise to either the reality or appearance of inappropriate or illegal conduct. The prohibitions in this Policy Guide are some of the most clear-cut examples and are not exhaustive. All applicable persons are expected to know the contents of this Policy Guide and to conduct themselves accordingly. Violations of these standards of conduct or conduct that is inconsistent with the spirit of this Policy Guide will result in discipline, including possible termination. Any questions regarding these standards should be immediately directed to the Senior Vice President responsible for the employee's area and/or the Senior Vice President-Administration.

LEGAL COMPLIANCE

It is Luby's policy to obey the law, both in letter and in spirit. All employees, officers and directors must obey all foreign and domestic laws, rules and regulations in the conduct of Luby's business and must refrain from entering into any transaction in the conduct of Luby's business that the employee knows or reasonably should know would violate any law, rule or regulation. Neither Luby's nor its employees, officers or directors should assist any third party in violating any foreign or domestic law, rule or regulation in the conduct of Luby's business.

CONFLICT OF INTEREST

A conflict of interest exists when an individual's private interest interferes in any way, or even appears to interfere, with the interests of the Company.  A conflict situation can arise when an employee, officer or director takes actions or has interests that make it difficult to perform his or her work for the Company objectively and effectively.  Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations of, employees, directors and officers and their family members are of particular concern in creating conflicts of interest.

Conflicts of interest are prohibited as a matter of Company policy, unless disclosed to and approved by the Board of Directors or permitted under guidelines approved by the Board of Directors.  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management.  Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Conflicts of interest commonly arise in the following situations:

  When an employee, officer or director or a member of his or her immediate family has a significant financial interest in, or obligation to, an actual or potential competitor or supplier of Luby's;

  When an employee, officer or director conducts business on behalf of Luby's with a supplier and has a relative that represents the supplier;

  When an employee, officer or director has an employment or consulting relationship with a supplier or competitor;

  When an employee, officer or director or a member of his or her immediate family, or any other person designated by him gives to or accepts gifts of more than token value from an actual or potential competitor or supplier.

In most cases, a conflict of interest arises when an employee, officer or director has any business connection with a competitor, customer or supplier of the Company, except on behalf of the Company.  Each employee, officer and director and each member of his or her immediate family is expected to avoid any significant financial interest or association that might interfere or might appear to interfere with his or her independent exercise of judgment in Luby's best interests. An interest amounting to one percent (1%) or less of any class of securities listed on a national stock exchange or which is regularly traded over-the-counter will not be regarded as a "significant" financial interest. Any interest in the stock, of a competitor or supplier, which is not publicly traded, must be treated as "significant" and must be disclosed.

Employees, officers and directors may not accept any employment or consultant relationship with any organization that does business with, or competes with, Luby's, unless such relationship is disclosed to and approved by the Board of Directors or permitted under guidelines approved by the Board of Directors. This includes serving as a director, advisor, or consultant unless the activity is conducted as a representative of Luby's.

Employees, officers and directors and their immediate families may not accept fees or gifts, including travel or entertainment, whenever these fees or gifts could reasonably be deemed by others to influence the judgment of the employee, officer or director in the conduct of Luby's business.

Any conflict or potential conflict of interest involving a director or officer must be immediately disclosed to the Chairman of the Board. In the case of an employee, it must be disclosed to the Senior Vice President responsible for the employee's area and/or the Senior Vice President-Administration. When an employee, officer or director confronts a possible conflict of interest situation, prompt and full disclosure is the correct first step to solving the problem.

CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position.  No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company directly or indirectly.  Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

NONDISCLOSURE OF COMPANY INFORMATION

Information concerning Luby's business activities and Luby's customers must be kept confidential. This includes any information relating to Company business or personnel matters, and all non-public information entrusted to an employee, officer or director by the Company or its customers that might be of use to competitors or harmful to the Company or its customers, if disclosed. The disclosure of this information outside the Company could seriously damage the interests of the Company or its customers. Confidential information includes, but is not limited to, the following: financial, statistical, or operational data; food preparation procedures; specifications or recipes; patterns, blue prints or drawings; computer programs; compilations of information; training materials; marketing data; research plans; or any other strategic or operational plans relating to Luby's business. Safeguarding this information is everyone's responsibility. To protect this information, it is Company policy that confidential information of the Company should be disclosed within the Company only on a need-to-know basis. Confidential information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company's business activities and in accordance with the Company's disclosure guidelines. Employees, officers and directors shall not, at any time, discuss Luby's related business or personnel matters with third parties, including, but not limited to: members of the media, business community, financial community, or through internet message boards and chat rooms.

INSIDE INFORMATION AND TRADING IN SECURITIES

Until released to the public, material or significant information concerning Luby's results of operation, plans, budgets, forecast, successes or failure, or financial information of any kind is considered "inside" information. For any person to use this information for personal benefit or to disclose it to others outside Luby's violates Luby's interests.

Several rigidly enforced complex laws and regulations are intended to prevent misuse of corporate information by regulating the manner in which securities are bought or sold. Particularly important are the "truth-in-disclosure" and "antifraud" rules of the Securities and Exchange Commission, which are designed primarily to protect the investing public.

Under the "truth-in disclosure" and "antifraud" rules, anyone who is in possession of material inside information is an "insider." This includes not only knowledgeable directors and officers, but also non-management employees and persons outside Luby's (spouses, friends, brokers, etc.) who may have acquired the information through tips. These rules prohibit insiders from trading in or recommending Luby's stock while such material inside information remains undisclosed to the general public.

Please note that the rules apply only to material inside information. The inside information possessed by an individual is "material" if it is important enough to affect that individual's or anyone else's decision to buy, sell, or hold Luby's stock.

Some individuals may not realize that they possess "material inside information." All information pertaining to sale, cost, customer counts, location, trend, etc. can be "material" even though the individual may not be aware of the eventual effect on corporate earnings.

An insider is allowed to get back into the market only after the material inside information has been publicly disclosed, and then only after a reasonable time has been allowed for the information to be absorbed by the public.  Insider trading is both unethical and illegal.

Luby's has well defined channels through which data must flow to the public. No disclosure of material inside information should be made without the approval of Luby's Chief Financial Officer or Chief Executive Officer.

The following guidelines are established to help Luby's employees comply with Luby's policy and avoid the penalties for breach of the federal securities laws, as well as the resulting criticism and embarrassment to the individual and to Luby's:

  A Luby's employee must not disclose material inside information to anyone, except to persons within Luby's whose positions require them to know it, until Luby's has publicly released it.

  A Luby's employee should not place an order to purchase or sell Luby's stock when he or she has knowledge of material inside information concerning Luby's that has not been disclosed to the public. He or she should wait until the information has been publicly released and the public has had sufficient time to absorb it.

  A Luby's employee should not place an order to purchase or sell a security of another corporation, when he or she is aware that its value is likely to be affected by Luby's actions that have not been publicly disclosed. For example, it would be a violation of the "antifraud" rules if he or she were aware of some impending or completed action involving Luby's and another Company and then bought stock in the other Company because of the likely increase in its value.

The foregoing is a general statement of policy regarding trading in Luby's securities by employees, officers and directors. The Board of Directors has adopted more specific policies and procedures applicable to insider trading. All employees and officers are required to obey the rules set forth in the Statement of Policy - Trading Activities of Employees.  All directors and executive officers are required to obey the rules set forth in the Statement of Policy - Trading Activities of Directors and Executive Officers (Insider Trading), including without limitation the prohibition on trading in the Company's securities during specified "blackout periods" and the requirement to obtain prior approval from the Vice President-Shareholder Relations for all trades in the Company's securities outside of the "blackout periods."

MAINTAINING CONFIDENTIALITY

All inside information as discussed above, plus all other information learned by virtue of a person's relationship with Luby's, about Luby's, its customers, or its suppliers is confidential. Luby's records and other proprietary information, including performance data, cost data, customer list, computer program, pricing information, recipes, and marketing plans are confidential.

Confidential information must not be used for personal benefit, shared with outside persons, or used for any purpose other than the conduct of Luby's business. Confidential information must not be released to the public by any means including print, broadcast, or electronic media (e.g. Internet or e-mail) without the approval of Luby's Chief Financial Officer or Chief Executive Officer.

SAFEGUARDING LUBY'S PROPERTY AND RECORDS

Supplies, equipment, materials, and inventories purchased with Luby's money are to be used for Luby's purposes. All employees, officers and directors should safeguard this property from loss, damage, theft, carelessness and waste and ensure its efficient use. Loss, damage, theft, carelessness, waste and inefficient use have a direct impact on the Company's profitability.  Employees, officers and directors must never take property for personal use or gain, nor may Luby's property be given away, sold, or traded without proper authorization.

Personnel who receive or disburse money as a part of their jobs have a special obligation to follow established procedures to ensure proper use and recording of funds. These procedures are designed to protect the employee as well as Luby's assets.

Employees, officers and directors who prepare Luby's records and reports should exert their best efforts to see that these documents are accurate and complete, safeguarded from loss or destruction, retained for specific periods of time, and maintained in confidence.

Deliberate falsification or alteration of Luby's documents and destruction of documents required to be prepared and maintained by law are prohibited.

Employees, officers and directors must not intentionally falsify, misrepresent, or give misleading information in any internal or external Luby's communication, report, or document of any kind.

RECORD-KEEPING

Each Employee, officer and director shall ensure that all information he or she records or reports pertaining to the business of the Company shall be recorded and reported honestly and accurately and in a manner designed to permit the Company to make responsible business decisions. For example, employees, officers and directors who use business expense accounts must document and record such expenses accurately and honestly.

Books, records, accounts and financial statements of the Company must appropriately reflect the Company' s transactions and must conform to applicable legal requirements and the Company's system of internal controls.  Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company's record retention policies.  In accordance with those policies, in the event of litigation or governmental investigation, please consult with the Senior Vice President-Administration.

FAIR DEALING

Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees.  None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

OTHER SPECIFICS

Bribery, or the giving of money or anything else of value in an attempt to influence the action of a public official, is unlawful. Employees, officers and directors shall not pay any bribe or make any other illegal payment on behalf of Luby's, no matter how small the amount. This prohibition extends to payments to consultants, agents or other intermediaries when the employee, officer or director has reason to believe that some part of the payment or "fee" will be used for a bribe or otherwise to influence government action.

A kickback is defined as any money, fee, commission, credit, large gift, gratuity, something of value, or consideration of any kind that is provided for the purpose of improperly obtaining or rewarding favorable treatment in connection with a contract. Employees, officers and directors are strictly prohibited from offering, soliciting, or accepting any kickback.

Political contributions by corporations are unlawful. While individual participation in the political process and in campaign contributions is proper and is encouraged by Luby's, contributions by employees, officers and directors must not be made with Luby's funds nor be reimbursed from Luby's funds. This includes "services and goods" such as secretarial help, food, etc. Fines and jail sentences may be imposed on employees, officers and directors who violate the political contribution law, and Luby's may be fined.

REPORTING

Employees, officers and directors are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.  The Company does not tolerate retaliation for reports of misconduct by others made in good faith by employees.  The Company's Employee Complaint Procedures for Accounting and Auditing Matters explains the Company's procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.  Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.  Any employee who thinks he or she may be in violation of the foregoing Standards of Conduct or could be involved with activity inconsistent with the spirit of this Policy Guide should seek advice from the Senior Vice President responsible for his or her area and/or the Senior Vice President-Administration.

WAIVERS OF THESE STANDARDS OF CONDUCT

Any waiver of these Standards of Conduct for directors or executive officers may be made only by the Board of Directors or a committee of the Board and will be promptly disclosed to Luby's shareholders to the extent required by law, rule or regulation, including without limitation the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.